Exhibit 10.1

**NOTE: PURSUANT TO INSTRUCTION 2 TO ITEM 601 OF REGULATION S-K, A SCHEDULE OF MATERIAL DETAILS OF CONSENTS OF LENDERS FOLLOWS THIS FORM.**

AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”), dated as of July 28, 2004, is entered into by and among The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the Mohegan Tribal Gaming Authority, a governmental instrumentality of the Tribe (the “Borrower”), and Bank of America, N.A., as Administrative Agent, with reference to the Amended and Restated Loan Agreement, dated as of March 25, 2003 (as amended, the “Loan Agreement”) among the Tribe, Borrower, the Administrative Agent, and the lenders signatory thereto from time to time (the “Lenders”). The parties hereby agree as follows:

1. Defined Terms. Any and all initially capitalized terms set forth without definition in this Amendment (including, without limitation, in the recitals hereto) shall have the respective meanings ascribed thereto in the Loan Agreement.

2. Section 1.1 (Defined Terms). Section 1.1 of the Loan Agreement is amended by amending the definitions of “EBITDA”, “Interest Charges” and “Senior Subordinated Notes,” and to add the definition “New Subordinated Notes” to read in full as follows:

“EBITDA” means, for any period, (a) Net Income of Borrower for that period, plus (b) Interest Charges of Borrower to the extent deducted in determining such Net Income, plus (c) (without duplication) the aggregate amount, if any, of federal and state taxes on or measured by income of Borrower (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent deducted in determining such Net Income, plus (d) depreciation and amortization of Borrower to the extent deducted in determining such Net Income, plus (e) accretions with respect to the relinquishment liability and relinquishment liability re-assessments by Borrower under the Relinquishment Agreement to the extent included in determining such Net Income, minus (f) relinquishment fees earned under the Relinquishment Agreement during that period, plus (g) to the extent deducted in determining Net Income, the premium and related costs of tender offers and consent solicitations described in Section 7.1(c) and Section 7.1(d) hereof (including all such costs associated with the redemption of the Senior Notes) and the associated write off of unamortized debt issuance costs, in each case determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Interest Charges” means, with respect to any fiscal period, the sum of (a) all interest, fees, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with Generally Accepted Accounting Principles, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with Generally Accepted Accounting Principles; provided, however, that the premium and related costs of tender offers and consent solicitations described in Section 7.1(c) and Section 7.1(d) hereof (including all such costs associated with the redemption of the Senior Notes) and the associated write off of unamortized debt issuance costs shall not be considered to be “Interest Charges.”

“New Subordinated Notes” means senior subordinated notes of Borrower issued in compliance with Section 7.9(e) and when no Default or Event of Default exists, consisting of notes in an aggregate principal amount of not more than $250,000,000 maturing not earlier than 2011 and which have an interest rate not in excess of 8.0% per annum.

“Senior Subordinated Notes” means (i) the senior subordinated notes issued pursuant to the Existing Senior Subordinated Indentures, including any exchange notes issued thereunder, (ii) the senior subordinated notes issued pursuant to the Indenture dated July 9, 2003 between Borrower and U.S. Bank National Association, as Trustee, in respect of the Borrower’s $330,000,000 aggregate principal amount of 6 3/8% senior subordinated notes due 2009, (iii) the New Subordinated Notes, and (iv) any additional senior subordinated notes issued in compliance with the terms of Section 7.9(e) and the other applicable provisions of this Agreement.

3. Section 6.9 (Use of Proceeds). Section 6.9 of the Loan Agreement is amended to read in full as follows:

“Use the proceeds of the Loans and Letters of Credit (i) to refinance all of the Loans outstanding under the Existing Loan Agreement on the Closing Date, and (ii) to provide for working capital availability and other general purposes of the Borrower, including without limitation (A) the making of Distributions to the Tribe (to the extent not prohibited by Section 7.5) and (B) the repayment or prepayment of the Indebtedness under the Existing Senior Indenture (including without limitation, the premiums and costs of the tender offer and consent solicitation related to the prepayment of such Indebtedness) and, to the extent not prohibited by Section 7.1(a) and (b), other Indebtedness of the Borrower; provided that no proceeds of the Loan or Letters of Credit shall be used for the repayment or prepayment of the Indebtedness otherwise permitted to be paid pursuant to Section 7.1(d) or Section 7.1(e)”.

4. Section 7.1 (Payment of Subordinated Obligations). Section 7.1 of the Loan Agreement is amended to read in full as follows:

“7.1 Payment of Subordinated Obligations. Prepay any principal (including sinking fund payments), interest or any other amount with respect to any Subordinated Obligations, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligations, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated

Obligations will be paid when due or otherwise provide for the defeasance of any Subordinated Obligations provided that Borrower may:

(a) make scheduled payments of interest in respect of the Subordinated Obligations in accordance with the terms of the related Indentures, but subject to the subordination provisions thereof;

(b) prepay principal in respect of Subordinated Obligations and interest accrued upon such prepaid principal, provided that such principal and interest prepayments may not be made if any of the following conditions exist: (i) as of the date of such prepayment, any Default or Event of Default exists (or would result from such prepayment), (ii) except to the extent that the aggregate principal amount of the prepayments made following June 30, 2004 do not exceed $100,000,000, the Total Leverage Ratio as of the last day of the Fiscal Quarter ending immediately prior to the date of such prepayment is equal to or greater than 4.00:1.00, (iii) the aggregate principal amount of all principal repayments in respect of Subordinated Obligations made during the term of this Agreement pursuant to this Section 7.1(b) would be in excess of $150,000,000 unless the Total Leverage Ratio as of the last day of the Fiscal Quarter ending immediately prior to the date of such prepayment is less than 3.50:1.00, in which event such prepayment would not be limited as to amount; or (iv) giving effect to the making of the principal payment, the aggregate outstanding principal amount of the Subordinated Obligations would be less than $250,000,000;

(c) notwithstanding anything to the contrary in this Section 7.1, prepay all or any portion of the Senior Subordinated Notes issued under the Indenture dated as of March 3, 1999 between the Borrower and U.S. Bank National Association (formerly State Street Bank and Trust Company), as Trustee, in respect of the Borrower’s $300,000,000 principal amount of 8¾% Senior Subordinated Notes due 2009, and to pay (x) a premium with respect to such prepayment and (y) related costs of issuance, which, in the aggregate, shall not exceed $35,000,000; and

(d) notwithstanding anything to the contrary in this Section 7.1, prepay all or any portion of the Senior Subordinated Notes issued under the Indenture dated as of July 26, 2001 between the Borrower and U.S. Bank National Association (formerly State Street Bank and Trust Company), as Trustee, in respect of the Borrower’s $150,000,000 principal amount of 8 -3/8% Senior Subordinated Notes due 2011, and to pay (x) a premium with respect to such prepayment, and (y) related costs of issuance and related cost of the tender offer and solicitation, which, in the aggregate, shall not exceed $30,000,000, with the proceeds of the New Subordinated Notes; and

(e) prepay Subordinated Obligations to the extent that such prepayment is made using the proceeds of Subordinated Obligations hereafter issued pursuant to Section 7.9(e) concurrently with the issuance of such Subordinated Obligations.”

5. Conditions Precedent. The effectiveness of this Amendment (the “Effective Date”) is subject to the prior satisfaction of each of the following conditions:

(a) Administrative Agent shall have received this Amendment, duly executed by Borrower and the Tribe;

(b) Administrative Agent shall have received a written consent from each of the Requisite Lenders, substantially in the form of Exhibit A;

(c) Borrower and the Tribe shall have satisfied Administrative Agent that Borrower and the Tribe has duly authorized the execution and delivery of the Amendment; and

(d) The Borrower shall have paid all unpaid legal fees and expenses incurred by Administrative Agent through the date of this Amendment in connection with the Loan Agreement and this Amendment.

6. Reaffirmation of Loan Documents; No Default; No Defenses; etc. Each of Borrower and the Tribe hereby reaffirms the Loan Agreement, as amended by this Amendment, and the Loan Documents and its obligations to Administrative Agent and Lenders thereunder. Each of Borrower and the Tribe represents and warrants that there are no outstanding Events of Default under the Loan Agreement or any Loan Document. Each of Borrower and the Tribe acknowledges that Administrative Agent and Lenders have fully complied with their respective obligations under any Loan Document and that neither Borrower nor the Tribe has no defenses to the validity, enforceability or binding effect of any Loan Document.

7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together, shall constitute but one and the same instrument.

8. Otherwise Not Affected. In the event of any conflict or inconsistency between the Loan Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein, the Loan Agreement shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mark F. Brown
Name:	Mark F. Brown
Title:	Chairman, Management Board

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By:	/s/ Mark F. Brown
Name:	Mark F. Brown
Title:	Chairman

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Molly J. Oxford
Name:	Molly J. Oxford
Title:	Vice President

Schedule A

Schedule of Omitted Documents

Pursuant to Instruction 2 to Item 601 of Regulation S-K, this schedule identifies the material details omitted from this filing regarding the Consent of Lender, attached as Exhibit A hereto, and sets forth the manner in which such Consent of Lenders differ from the form of Exhibit A included in this Exhibit 10.1.

Name of Lender	Signatory	Title	Date of Consent
Bank of America, N.A.	Brian D. Corum	Managing Director	July 26, 2004
Wells Fargo Bank, N.A.	Rochanne L. Hackett	Vice President	July 26, 2004
Societe Generale	Carina T. Huynh	Vice President	July 27, 2004
Citicorp North America, Inc.	John P. Judge	Vice President	July 26, 2004
Citizens Bank	Lisa W. Maass	Senior Vice President	July 27, 2004
People’s Bank	George F. Paik	Vice President	July 27, 2004
KeyBank National Association	Michael J. Vegh	Assistant Vice President	July 22, 2004
Senior Debt Portfolio	Michael B. Botthof	Vice President	Date Omitted
Eaton Vance Institutional Senior Loan Fund	Michael B. Botthof	Vice President	Date Omitted
Eaton Vance CDO III, Ltd.	Michael B. Botthof	Vice President	Date Omitted
Costantinus Eaton Vance CDO V, Ltd.	Michael B. Botthof	Vice President	Date Omitted
Grayson & Co.	Michael B. Botthof	Vice President	Date Omitted
Eaton Vance VT Floating-Rate Income Fund	Michael B. Botthof	Vice President	Date Omitted
CIT Group/Equipment Financing, Inc.	Michael J. Misulonas	Senior Credit Officer	July 26, 2004
Commerzbank AG, New York and Grand Cayman Branches	Christian Jagenberg	Senior Vice President and Manager	July 27, 2004
Commerzbank AG, New York and Grand Cayman Branches	Werner Schmidbauer	Senior Vice President	July 27, 2004
Calyon New York Branch	Dianne M. Scott	Managing Director	July 27, 2004
Calyon New York Branch	F. Frank Herrera	Director	July 27, 2004